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                                                                    Exhibit 99.7


REPUBLIC
INDUSTRIES

                                                 450 East Las Olas Boulevard
                                                 Suite 1200
                                                 Fort Lauderdale, Florida 33301
                                                 954-713-5200



FOR IMMEDIATE RELEASE                                      CONTACT: JIM DONAHUE
                                                                 (954) 713-5208




                         REPUBLIC INDUSTRIES TO ACQUIRE
                 MITCH PIERCE'S AUTOMOTIVE COMPANIES IN ARIZONA

         FORT LAUDERDALE, FLORIDA (March 31, 1997)---Republic Industries, Inc. (NASDAQ:RWIN) announced today that it has signed a definitive agreement to acquire all of the Arizona-based automotive interests of Mitch Pierce, including Tempe Toyota, the AutoMart Superstore and Tempe Toy's Budget Lot for $48 million, payable in Republic stock. The transaction is being accounted for as a pooling of interests, including related real estate, and is subject to customary conditions, including manufacturer and government approval.

         The dealership has received the Toyota Motor Sales President's award for outstanding achievement in sales, service, customer satisfaction and business management in three of the last four years and has been named to the Toyota Leadership Board in each of the past two years. The three operations combined had approximately $143 million in revenue in 1996.

         Tempe Toyota is located in an automall that houses Lou Grubb Saturn of Tempe, which Republic recently acquired. Republic also owns Bell Dodge in Phoenix and owns and operates an AutoNation USA used vehicle megastore in Chandler, Arizona.

         As part of the transaction, Mitch Pierce, 39, will sign a long-term employment agreement with Republic and will continue in his role at the dealerships.




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         Commenting on the proposed acquisition, Steven R. Berrard, President and Co-Chief Executive Officer of Republic Industries said, "We are pleased to welcome Mitch Pierce into the Republic family. Tempe Toyota is one of the country's outstanding Toyota dealerships. Together with Mitch's other automotive interests in Arizona, and Republic's existing automotive companies in the Phoenix area, this acquisition makes Republic an even more formidable competitor in this key market."

         Mitch Pierce said, "We are extremely pleased to be joining with Republic. We chose to join because we believe the Republic family of automotive businesses represents the future of automotive retailing. As part of the Republic team, we will be making an important contribution to that future."

         Republic Industries, Inc. is a diversified holding company with subsidiaries operating in the solid waste services, electronic security services, automotive rental and automotive retailing industries.




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